EXHIBIT 21

SUBSIDIARIES OF ALASKA AIR GROUP, INC.

Name	Jurisdiction of Incorporation
Alaska Airlines, Inc.	Alaska
Horizon Air Industries, Inc.	Washington
McGee Air Services, Inc. (a)	Delaware
ASA Assurance, Inc.	Hawaii
AAG Leasing, Inc.	Delaware
Alaska Star Ventures	Delaware
ASA Beverages, LLC.(a)	Delaware
AAG Real Property, LLC.(a)	Delaware
Mileage Plan Holdings, Ltd.	Cayman Islands
Mileage Plan IP, Ltd.	Cayman Islands
Marlin Acquisition Corp.	Delaware
(a)McGee Air Services, Inc., ASA Beverages, LLC. and AAG Real Property, LLC. are subsidiaries of Alaska Airlines, Inc.